Exhibit 99

First National Bancshares Inc. Reports Year End and 4th Quarter Results

    BRADENTON, Fla.--(BUSINESS WIRE)--Jan. 11, 2005--First National Bancshares Inc. (Nasdaq:FBMT), a Bradenton based holding company and parent of 1st National Bank & Trust has announced preliminary year-end 2004 results and earnings for the 4th quarter 2004.

    Year-End Preliminary Results:

    Net income increased 48% to $3.18 million, compared to $2.15 million that was reported at year-end 2003. Income for this period represents the highest earnings in the company's history. Undiluted earnings per share for the year ending December 31, 2004 were $.98 compared to $.68 for the 12 months ending December 31, 2003 (adjusted for a 3 for 2 stock split and 5% stock dividend in 2004).
    Total bank assets increased 15% from $276 million to $317 million. Loans increased 14% from $207 million to $236 million and deposits and repurchase agreements grew 11% from $245 million to $272 million.
    Trust assets under management increased 105% from $97 million to $198 million. This figure includes $81 million in trust assets resulting from the acquisition of the Trust Company of Florida in March of 2004.

    Quarterly Earnings Results:

    Earnings for the fourth quarter ending December 31, 2004 were $984 thousand compared to $428 thousand for the fourth quarter 2003, an increase of 130%. Undiluted earnings per share for quarter ending December 31, 2004 were $.30 compared to $.14 for the fourth quarter 2003 (adjusted for a 3 for 2 stock split and 5% stock dividend in 2004).
    First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at http://www.firstnbt.com, or on line through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Angela O'Reilly, 941-746-4964 Ext. 400